Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Purchase Agreement”) is made and entered into as of September 19, 2016, by and between (i) SunPower Technology, Ltd., a company organized under the laws of the Cayman Islands (“SPTL”), and AU Optronics Singapore Pte. Ltd., a company organized under the laws of Singapore (“AUO”) (SPTL and AUO, together the “Parties”).
RECITALS
A.    On May 27, 2010, SPTL, AUO, AU Optronics Corporation, a company organized under the laws of Taiwan, R.O.C. (“AUO Taiwan”), and AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing SDN.BHD.), a company organized under the laws of Malaysia (the “JVC” or “AUOSP”), entered into a Joint Venture Agreement, dated as of May 27, 2010, as amended through the date hereof (the “JVA”).
B.    SPTL and AUO each own 50% of the total issued shares of AUOSP.
C.    SPTL, AUO, SunPower Corporation, a corporation organized under the laws of the State of Delaware (“SP Corp.”), SunPower Philippines Manufacturing Limited, a company organized under the laws of the Cayman Islands (“SPML”), SunPower Systems Sarl, a company organized under the laws of Switzerland (“SPSW”) (SPTL, SP Corp., SPML, and SPSW, collectively the “SunPower Parties”), AUO, and AUO Taiwan (AUO and AUO Taiwan, together the “AUO Parties”) have entered into a Settlement Agreement dated as of the date hereof (the “Settlement Agreement”).
D.    The Settlement Agreement resolves all disputes of the parties arising in connection with the JVC, including disputes related to the JVA and JV Agreements (as defined therein).
E.    Pursuant to the Settlement Agreement, (i) SPTL will purchase from AUO and AUO will sell to SPTL all of AUO’s shares of AUOSP for $170,100,000.00, and SPTL will assume full operational and ownership control of the JVC on the Closing Date (as defined below), and (ii) AUO will purchase from SPSW and SPSW will sell to AUO 100MW of SunPower E-Series solar modules, in each case on terms in this Purchase Agreement and in the Supply Agreement (as defined below).
F.    This Purchase Agreement is being executed contemporaneously with the Settlement Agreement to implement the purchase by SPTL of the entire interest of AUO in AUOSP, which purchase is an integral part of the Settlement Agreement.
G.    This Purchase Agreement is being executed contemporaneously with a Photovoltaic Module Supply Agreement dated as of the date hereof (the “Supply Agreement”), pursuant to which AUO will purchase from SPSW 100MW of SunPower E-Series solar modules on the terms therein provided, which purchase is an integral part of the Settlement Agreement.
AGREEMENT

NOW THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual promises, covenants and obligations set forth herein and in the Settlement Agreement, the Supply Agreement, the Guaranty (as defined herein), and for other good and valuable consideration among them, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:
SECTION 1

DEFINITIONS
1.1    Additional Definitions. In addition to capitalized terms used and defined elsewhere in this Purchase Agreement, as used in this Purchase Agreement, the following terms shall have the following meanings:
“Action” shall mean any suits, demands, claims, charges, citations, complaints, reexaminations, oppositions, interferences, decrees, injunctions, hearings or proceedings by or before any Governmental Authority or any arbitrator with legal and binding authority over such matter.
“Affiliate” when used with reference to any person, means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person.
“Disclosure Schedule” shall mean the disclosure schedule delivered by AUO to SPTL and by SPTL to AUO, respectively, each of which is attached to this Purchase Agreement.
“Dollars” or “$” shall mean the lawful currency of the United States of America.
“Exchange Rate” shall mean the spot currency rate for U.S. dollars to Malaysian Ringgit as reported in the “World Currency Rates” section on www.bloomberg.com at 5:00 p.m. New York time on the business day prior to the Closing.
“Governmental Authority” shall mean any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.
“Governmental Order” shall mean any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.
“Intellectual Property” shall mean the rights associated with or arising out of any of the following: (a) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof; (b) trade secret rights and corresponding rights in confidential information and other non-public information related to the business of the JVC (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (c) copyrights, copyright registrations and applications therefor and corresponding rights in works of authorship; (d) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Knowledge” shall mean, with respect to AUO, the actual knowledge of Benjamin Tseng, and, with respect to SPTL, the actual knowledge of Chuck Boynton.
“Material Adverse Effect” shall mean any material adverse effect to or on the business, assets, financial condition or results of operations of the JVC.
“RM” shall mean the lawful currency of Malaysia.
“Tax” or “Taxes” shall mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, transferee, franchise, profits, withholding, payroll, employment, excise, severance, stamp, property, goods and services, environmental or windfall profit tax, custom, duty or other tax, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Transaction Documents” shall mean the Settlement Agreement, this Purchase Agreement, the Guaranty, the Supply Agreement, and the other agreements, certificates and documents contemplated under the Settlement Agreement or this Purchase Agreement to be delivered on or prior to the Closing of the transactions contemplated by this Purchase Agreement by any of the parties to the Settlement Agreement or this Purchase Agreement relating to the transactions contemplated thereby.
SECTION 2

PURCHASE AND SALE
2.1    Purchase and Sale. AUO shall sell to SPTL and SPTL shall purchase from AUO, on the Closing Date (defined herein), at the purchase price determined pursuant to Section 2.2 below all of AUO’s shares in AUOSP whenever acquired (“the AUO Shares”). On the date hereof, the Parties have delivered to each other resolutions of the respective boards of the JVC and the JVC’s shareholders approving the sale or purchase of the AUO Shares and the other transactions contemplated herein and by the Settlement Agreement as applicable. On or before the Closing Date, AUO shall take all other actions and deliver all documents necessary to convey to SPTL all of AUO’s right, title and interest in and to all of the AUO Shares, including without limitation (a) a Form 32A (Share Transfer Form) duly executed by AUO in favor of SPTL, and (b) the original share certificates in the name of AUO representing the AUO Shares, together with any other evidence of ownership (in each case properly endorsed for transfer to SPTL) sufficient to deliver the AUO Shares to SPTL free and clear of any and all liens, security interests, adverse claims, restrictions and other encumbrances other than those set forth in Schedule 2.1.
2.2    Purchase Price for the AUO Shares. For the AUO Shares, SPTL shall pay to AUO $170,100,000.00 in cash (the “Purchase Price”). Notwithstanding the foregoing, the Parties agree that for the purposes of any regulatory filing that requires that the Purchase Price be reported in RM (such as for the Form 32A (Share Transfer Form)), the Parties will use the Exchange Rate to calculate the price disclosed in such filing.
2.3    Payment of the Purchase Price. SPTL’s payment of the Purchase Price shall (subject to the balance of this section) be according to the following installment schedule (the “Purchase Price Installment Payment Schedule”):

Installment Payment Due Date	Cash Payments to AUO
Closing Date	$109,000,000
First Closing Date Anniversary (2017)	$0
Second Closing Date Anniversary (2018)	$1,100,000
Third Closing Date Anniversary (2019)	$30,000,000
Fourth Closing Date Anniversary (2020)	$30,000,000
Total	$170,100,000

SPTL shall pay the installment due on the Closing Date by wire transfer, and receipt by AUO of said installment payment of $109,000,000 is a required condition of Closing subject to the terms herein including Section 2.5. The remaining installments of the Purchase Price shall be paid on or before the applicable anniversary of the Closing Date (each, a “Closing Date Anniversary”) according to the Purchase Price Payment Schedule set forth above (or, if any such Closing Date Anniversary falls on a day that is not a business day, on the next succeeding business day).
SPTL shall not pay, and AUO shall not be entitled to, any interest on any amount of the Purchase Price, including interest on any amounts that remain unpaid at any time (i.e., SPTL shall not owe or pay any interest on any installment payment in advance of the date on which that installment is due to be paid), except that SPTL shall be liable for interest at an annual interest rate of eight percent (8%) compounded monthly, on any overdue payment remaining overdue for more than thirty (30) business days after the scheduled due date, commencing on the date the payment becomes due and all or any portion of the payment has not been paid. SPTL shall have the right at its sole discretion to prepay the full amount of the Purchase Price remaining unpaid at any time in advance of the due date for payment, without penalty.

Notwithstanding anything in the foregoing or elsewhere in this Purchase Agreement to the contrary, in the event that (i) any bank or financial institution accelerates any outstanding loan, debt or financial obligation in excess of an aggregate amount of $50,000,000 of SP. Corp.; (ii) SP Corp. files for bankruptcy or commences an insolvency proceeding, or a bankruptcy action or insolvency proceeding is filed or commenced against SP Corp and not stayed or dismissed within ninety (90) days; or (iii) SPTL misses a post-Closing Date installment payment under the schedule above and SP Corp. does not make the payment pursuant to the terms of the Guaranty, then any and all remaining payments due to AUO hereunder shall become immediately due and payable and begin to accrue interest on the total amount such owed, at an annual interest rate of eight percent (8%) compounded monthly. SPTL shall provide AUO written notice, via personal delivery and electronic mail both, within two (2) business days of any such occurrence specified in clauses (i) through (iii) above (and, for the avoidance of doubt, in the case of a bankruptcy action or insolvency proceeding against SP. Corp., within two (2) business days of the initiation of any such proceeding). Notwithstanding anything to the contrary in the foregoing, a written waiver of any acceleration referred to in clause (i) of this paragraph by the person or entity to whom such loan, debt or financial obligation is owed shall be deemed a waiver of any acceleration hereunder resulting pursuant to clause (i) of this paragraph. SP. Corp. shall promptly provide a copy of such waiver.
2.4    SP Corp. Guaranty. SPTL’s obligations hereunder to make all payments required by SPTL under this Purchase Agreement and to ultimately pay the Purchase Price in full shall be guaranteed by SP Corp. pursuant to the Guaranty in the form attached as Exhibit A dated as of the date hereof (the “Guaranty”).
2.5    Certain Taxes. Except as elsewhere provided, each Party (and the JVC to the extent permitted under law) is responsible for the determination and payment of any applicable Taxes payable by that Party in connection with the purchase and sale of the AUO Shares. Either Party may withhold any amounts to pay Taxes if required to do so by applicable law. If SPTL is required to make any withholding from the Purchase Price, (a) before making any such withholding, SPTL shall give AUO notice of the intention to make such withholding(such notice, which shall include the authority, basis and method of calculation for the proposed withholding, shall be given at least a commercially reasonable period of time before such withholding is required, in order for AUO to obtain reduction of or relief from such withholding), (b) SPTL shall cooperate with AUO to the extent reasonable in efforts to obtain reduction of or relief from such withholding, (c) AUO shall work with SPTL to provide information within its possession that is reasonably necessary to calculate and determine the withholding, and (d) SPTL shall timely remit to the appropriate Governmental Authority any and all amounts so withheld and timely file all Tax returns and to the extent required provide to AUO such information statements and other documents required to be filed or provided under applicable Tax law.
2.6    Closing Date. The closing of the purchase and sale contemplated hereby (the Closing”) shall occur at the offices of Jones Day at 8th Floor, 2 Tun Hwa South Road, Section 2, Taipei, 106 Taiwan on the later of (a) September 23, 2016 (Taiwan time) or (b) two business days after the last of the conditions to the Closing set forth in Section 2.8 have been satisfied or waived (the “Closing Date”), in each case unless otherwise agreed in writing by the Parties. In the event reasonably necessary, the Closing Date may be extended to accommodate the process contemplated in Section 2.5 relating to withholding, but not beyond the Outside Date unless mutually agreed. For the avoidance of doubt, the Parties acknowledge and agree that AUO shall convey to SPTL all the AUO Shares at the Closing on the Closing Date even though not all of the Purchase Price will have been paid by SPTL on the Closing Date, provided that (i) SPTL has paid to AUO and AUO has received the installment of the Purchase Price due on the Closing Date as provided herein; and (ii) SPTL is otherwise in compliance with its obligations under this Purchase Agreement, the Settlement Agreement, the Guaranty, and the Supply Agreement. On the Closing Date, and subject to these conditions, SPTL shall take full ownership and control of AUOSP and the AUO Shares, and the AUO Parties shall retain no interest or rights in the JVC of any type or description. SPTL and AUO agree to exercise their respective best efforts to cause all Closing conditions within their power to be satisfied by the Outside Date (as defined below).
2.7    Additional Deliveries on the Closing Date by AUO and SPTL.
2.7.1    By AUO. In addition to the documents and instruments necessary to convey the AUO Shares to SPTL, and the certificates contemplated by Section 2.8, on the Closing Date, AUO shall deliver to SPTL: (A) the written resignations for each member of the Board of Directors of the JVC nominated or designated by AUO effective as of the Closing Date in form and substance mutually agreeable to the Parties and duly executed by each such person, pursuant to which each such person resigns from any and all of its positions at the JVC (including as an officer, director, employee, managing member and/or trustee of the JVC or any of its subsidiaries or any retirement plan of the JVC or any of its subsidiaries); (B) such documents and instruments, if any, that require the signature of any AUO Party or any affiliate thereof that are necessary to remove it as an authorized signatory to, or trustee of, any depository account or retirement plan of the JVC or any of its subsidiaries, as set forth in Schedule 2.7.1; and (C) such other documents and instruments, if any, as either SunPower Party or any financing source of such Parties or their Affiliates shall reasonably request to consummate the transactions contemplated hereby, as set forth in Schedule 2.7.1 (it being understood that the receipt of all such documents is a condition to the obligation of SPTL to close the transactions contemplated hereby as provided in Section 2.8 hereof).
2.7.2    By SPTL. In addition to the certificates contemplated by Section 2.8, SPTL shall deliver to AUO: (A) evidence reasonably satisfactory to AUO of the release of any and all then-outstanding guarantees (if any) of the obligations of the JVC or any of its subsidiaries made by the AUO Parties; and (B) evidence reasonably satisfactory to AUO of the repayment of any and all outstanding notes (if any) payable by the JVC to the AUO Parties along with any accrued interest thereon (the “Closing JVC Documents”), in each case as set forth on Schedule 2.7.2 (it being understood that the receipt of all such documents is a condition to the obligation of AUO to close the transactions contemplated hereby as provided in Section 2.8 hereof).
2.8    Conditions to the Closing.
(a)    Each Party. The obligation of each party to complete the Closing shall be conditioned on the satisfaction or waiver (where permissible under applicable law) of the following conditions:

(i)    there being no injunction or other similar order in place prohibiting or making illegal the sale and purchase of the AUO Shares;
(ii)    all required clearances from any Governmental Authority under any applicable law shall have been obtained; and
(iii)    prepayment by the JVC of all amounts owed pursuant to the Syndicated Term Loan Facility dated 23 September 2011, as amended, between (amongst others) the JVC as the borrower, Standard Chartered Bank (Hong Kong) Limited as facility agent and Cathay United Bank, Labuan Branch as security agent.
(b)    SPTL. The obligation of SPTL to complete the Closing shall be conditioned on the satisfaction or waiver (where permissible under applicable law) of the following conditions:
(i)    the representations and warranties of the AUO Parties in Section 13 of the Settlement Agreement remain true and correct as of the Closing Date in all material respects, and receipt by SPTL of a certificate of AUO to that effect;
(ii)    the representations and warranties of AUO in Section 3 of this Purchase Agreement remain true and correct as of the Closing Date in all material respects (and the representations in Section 3.3 remain true and correct in all respects), and receipt by SPTL of a certificate of AUO to that effect;
(iii)    the consents and approvals listed on Schedule 2.8(B)(iii) shall have been obtained;
(iv)    the receipt of each document described in Section 2.7.1 hereof required to be signed by an AUO Party or any Affiliate or representative or nominee thereof so executed; and
(v)    the advanced full payment by AUO under the Supply Agreement has been paid by AUO to SPSW in accordance with the terms and conditions thereunder.
(c)    AUO. The obligation of AUO to complete the Closing shall be conditioned on the satisfaction or waiver (where permissible under applicable law) of the following conditions:
(i)    the representations and warranties of the SunPower Parties in Section 13 of the Settlement Agreement remain true and correct as of the Closing Date in all material respects, and receipt by AUO of a certificate from SPTL to that effect;
(ii)    the representations and warranties of SPTL in Section 4 of this Purchase Agreement remain true and correct as of the Closing Date in all material respects, and receipt by AUO of a certificate of SPTL to that effect; and
(iii)    the receipt of all Closing JVC Documents; and
(iii)    the execution by SP Corp. and delivery to AUO of the Guaranty.

2.9    Transfer Consented to for all Purposes. The Parties hereby confirm that the transactions contemplated hereby are consented to and approved for all purposes by each of the Parties and the JVC. No further corporate action by the JVC is required to consummate the transactions contemplated hereby.
2.10    JVC Change of Name; AUO Name and Marks. Save and except as required under Section 121(1A) of the Companies Act 1965, Malaysia, the Parties agree that within 180 days of the Closing Date, the SunPower Parties will remove “AUO” from the name of the JVC and will cease any and all use of AUO’s name, logo, branding and marks in connection with the JVC. The Parties further agree that nothing herein restricts SPTL’s ability to use preexisting inventory or supplies that include AUO’s name until such inventory or supplies are exhausted, and AUO grants the SunPower Parties a license to use its name in such manner.
2.11    Employment Agreements. The Parties shall use their reasonable best efforts to ensure that any agreements between (a) the persons listed on Schedule 2.11(a) and the JVC, and (b) the persons listed on Schedule 2.11(b) and any AUO Party, will be terminated in accordance with the terms of employment and applicable laws and without liability to the JVC within thirty (30) days after the Closing Date.
2.12    AUO Employees. AUO agrees and warrants that, with respect to the persons listed in Schedule 2.11(b), AUO will not enforce any post-termination employment restrictions that such persons may be subject to on where, by whom and for what role they may be employed, and such persons will not be subject to any post termination restriction on where, by whom and for what role they may be employed.
2.13    Termination. This Purchase Agreement may be terminated by SPTL or AUO upon notice thereof to the other Party if the Closing Date has not occurred by September 30, 2016 (the “Outside Date”), provided that a Party may not terminate this Purchase Agreement if the reason the Closing Date has not occurred is a material breach by such Party of any representation or obligation of such Party under this Purchase Agreement. In the event this Purchase Agreement is validly terminated, then the Settlement Agreement shall be automatically terminated and shall be of no further force and effect as provided therein. If this Purchase Agreement is validly terminated without Closing, then all amounts tendered or paid pursuant to the Supply Agreement shall be immediately returned, and any portion of the Purchase Price tendered or paid shall be immediately returned.
SECTION 3

REPRESENTATIONS AND WARRANTIES OF AUO
Except as otherwise set forth in the Disclosure Schedule, AUO hereby represents and warrants to SPTL in all material respects (except for Section 3.3, which shall be read without reference to materiality) as follows, as of the date hereof and as of immediately on and prior to the Closing of the transactions contemplated by the Settlement Agreement on the Closing Date, and not as of any other dates or times:

3.1    Organization, Standing and Permits; Authorization. AUO (a) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation; (b) has all necessary power and authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use; (c) holds all permits, licenses and registrations which are required, if any, under applicable laws for the conduct of its business in the same manner as conducted at the date hereof, except where the failure to hold any such permits, licenses and registrations would not have a Material Adverse Effect; and (d) has taken all necessary corporate action (including without limitation obtaining any necessary approval of its directors, members or shareholders) for it to execute, deliver and perform its obligations under this Purchase Agreement, and this Purchase Agreement constitutes the legal, valid and binding obligation of AUO.
3.2    No Violation of Law and Agreements. The execution and delivery by the AUO Parties of this Purchase Agreement and each other Transaction Document to which any of them are parties, and the performance by such party of its obligations hereunder or thereunder, does not and will not: (a) violate any provision of its organizational documents; (b) violate any provision of any order, arbitration award, judgment or decree to which it or the JVC is subject; or (c) require a consent, approval or waiver from, or notice to, any party to any of the JVC’s contracts.
3.3    AUO Shares; Unencumbered Shares. The AUO Shares consist of 1,128,575,000 ordinary shares of RM1.00 each (of which 38,750,000 ordinary shares of RM1.00 each are fully paid-up and the remaining 1,089,825,000 ordinary shares of RM1.00 each are partly paid up to RM543,381,100), representing 50% of the total issued shares of the JVC. The AUO Shares represent the entire ownership interest of AUO in the JVC, and AUO holds no other securities of the JVC of any type or description, including without limitation any additional ordinary or other shares, options or warrants to acquire any shares, evidences of indebtedness or other notes or similar instruments. Except as set forth in Schedule 2.1, all the AUO Shares are held by AUO and are (and will be upon delivery to SPTL at the Closing) free and clear of liens, security interests, adverse claims, restrictions, and encumbrances of any kind, except for encumbrances created by any SunPower Party, and AUO has fully paid any capital calls on the AUO Shares.
3.4    Contracts. Section 3.4 of the Disclosure Schedule sets forth (a) all of the contracts to which both AUO or an Affiliate of AUO on the one hand, and the JVC or any Affiliate thereof on the other hand, are parties (other than this Purchase Agreement, the Joint Venture Agreements (as defined in the Settlement Agreement), the Settlement Agreement and the agreements expressly contemplated therein or thereby) and (b) all debts between AUO or an Affiliate of AUO on the one hand, and the JVC or any Affiliate thereof on the other hand ((a) and (b) collectively, the “Material Contracts”). With respect to each Material Contract, neither AUO nor, to the Knowledge of AUO, any other party thereto is in breach thereof or default thereunder nor does there exist any event that, with the giving of notice or the lapse of time or both, would constitute a breach of or default by the JVC or, to the Knowledge of AUO, by other parties, under such Material Contract; except in each case such breaches, defaults and events as to which requisite waivers or consents have been obtained or that would not have a Material Adverse Effect.
3.5    Litigation. To the Knowledge of AUO, there is no Action presently pending or threatened against AUO or the JVC that relates in any way to the JVC or its business or assets and there is no outstanding Governmental Order against or involving the JVC. To the Knowledge of AUO, there is no instance in which the JVC has been, since the JVC’s organization, (a) subject to any unsatisfied Governmental Order or (b) a party or is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority, other than the ICC Arbitration (as defined in the Settlement Agreement). To the Knowledge of AUO no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Action by any Person or Governmental Authority against or relating to the business of JVC. To the Knowledge of AUO there are no Actions pending against AUO or the JVC or threatened against AUO or the JVC that question the validity of this Purchase Agreement, the Settlement Agreement, the Supply Agreement, or any of the transactions contemplated hereby or thereby.
3.6    Anti-bribery. To the Knowledge of AUO, no AUO Party acting on behalf of the JVC has violated or caused the JVC to violate any anti-bribery, anti-money laundering or similar Law (including without limitation the U.S. Foreign Corrupt Practices Act (“FCPA”)).
SECTION 4

REPRESENTATIONS AND WARRANTIES OF SPTL
Except as otherwise set forth in the Disclosure Schedule, SPTL hereby represents and warrants to AUO in all material respects as follows, as of the date hereof and as of immediately on and prior to the Closing of the transactions contemplated by the Settlement Agreement on the Closing Date, and not as of any other dates or times:
4.1    Organization, Standing and Permits; Authorization. SPTL (a) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation; (b) has all necessary power and authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use; (c) holds all permits, licenses and registrations which are required, if any, under applicable laws for the conduct of its business in the same manner as conducted at the date hereof except where the failure to hold any such permits, licenses and registrations would not have a Material Adverse Effect; (d) has taken all necessary corporate action (including without limitation obtaining any necessary approval of its directors, members or shareholders) for it to execute, deliver and perform its obligations under this Purchase Agreement, and this Purchase Agreement constitutes the legal, valid and binding obligation of SPTL.
4.2    No Violation of Law and Agreements. The execution and delivery by the SunPower Parties of this Purchase Agreement and each other Transaction Document to which any of them are parties, and the performance by such party of its obligations hereunder or thereunder, does not and will not: (a) violate any provision of its organizational documents; (b) violate any provision of any order, arbitration award, judgment or decree to which it is subject; or (c) require a consent, approval or waiver from, or notice to, any party to any of the JVC’s contracts.

4.3    Litigation. To the Knowledge of SPTL, there is no Action presently pending or threatened against SPTL or the JVC that relates in any way to the JVC or its business or assets and there is no outstanding Governmental Order against or involving the JVC. To the Knowledge of SPTL, there is no instance in which the JVC has been, since the JVC’s organization, (a) subject to any unsatisfied Governmental Order or (b) a party or is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority, other than the ICC Arbitration (as defined in the Settlement Agreement). To the Knowledge of SPTL no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Action by any Person or Governmental Authority against or relating to the business of JVC. To the Knowledge of SPTL there are no Actions pending against SPTL or the JVC or threatened against SPTL or the JVC that question the validity of this Purchase Agreement, the Settlement Agreement, the Supply Agreement or any of the transactions contemplated hereby or thereby.
4.4    Anti-bribery. To the Knowledge of SPTL, no SunPower Party acting on behalf of the JVC has violated or caused the JVC to violate any anti-bribery, anti-money laundering or similar Law (including without limitation the FCPA).
SECTION 5

MISCELLANEOUS
5.1    Notices. Except as provided in Section 2.3, all notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, or by registered or certified mail with return receipt requested, in addition to a courtesy copy via electronic mail, to the parties at the addresses shown below, or to such other address as may be designated by written notice given by either party to the other party. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, fourteen (14) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the electronic mail by the recipient if sent by electronic mail.
(a)    To AUO:
AU Optronics Singapore Pte. Ltd.
c/o AU Optronics Corp.
No.1, Li-Hsin Rd. 2
Hsinchu Science Park
Hsinchu 30078, Taiwan ROC
Attention: General Counsel
(Email: hank.m.liu@auo.com)
(b)    To SPTL:

SunPower Technology, Ltd.
c/o SunPower Corporation
77 Rio Robles
San Jose, CA 95134
U.S.A.
Attention: General Counsel
(Email: litigationmgmt@sunpower.com)
5.2    No Presumption Against Drafting Party. Each Party to this Purchase Agreement acknowledges that this Purchase Agreement is the product of informed, arms-length negotiations among the Parties, and if any part of this Purchase Agreement is deemed ambiguous or in conflict, it shall be construed as if it were drafted jointly by all Parties. The Parties, and each of them, further agree that they have been represented by counsel during the negotiation, preparation, and execution of this Purchase Agreement, and waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party.
5.3    Headings. The headings contained in this Purchase Agreement or in any Exhibit hereto are for reference purposes only and shall not affect the meaning or interpretation of this Purchase Agreement.
5.4    Interpretation. In this Purchase Agreement: (a) words importing the singular shall include the plural and vice versa; (b) words denoting individuals shall include any form of entity and vice versa; (c) words denoting any gender shall include all genders; (d) where any act, matter or thing is required by this Purchase Agreement to be performed or carried out on a certain day and that day is not a Business Day, then that act, matter or thing shall be carried out or performed on the next following Business Day; (e) unless specified otherwise, any reference herein to any Section shall be deemed to be a reference to a Section of this Purchase Agreement; (f) any reference to any agreement, document or instrument shall refer to such agreement, document or instrument as amended, modified or supplemented; (g) the words “include,” “including” and the derivations thereof shall not be limiting and shall be deemed to be followed by the phase “without limitation”, and (h) where any provision is qualified or phrased by reference to the ordinary course of business, such reference shall be construed as meaning the customary course of business in the country concerned.
5.5    Entire Agreement. This Purchase Agreement and the other Transaction Documents and the agreements, documents and instruments executed and delivered pursuant hereto or thereto constitute the sole and entire agreement between the Parties, and supersede all prior agreements, negotiations, and discussions between the Parties with respect to the subject matter covered. The Parties acknowledge that they are not relying on any representations or warranties other than the terms expressly set forth in this Purchase Agreement and the other Transaction Documents.
5.6    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.7    Remedies Cumulative. The rights and remedies provided in this Purchase Agreement are cumulative and not exclusive of any rights or remedies provided by Law.
5.8    Amendment. This Purchase Agreement may not be amended or otherwise changed except by written agreement executed by authorized representatives of both AUO and SPTL.
5.9    Governing Law. This Purchase Agreement and all disputes arising out of or in connection with it shall be governed by the laws of the State of California, without giving effect to its conflict of laws provisions.
5.10    Notice of Material Misstatement or Material Breach; Right to Cure. Except as provided in Section 2.3, any Party that becomes aware of a material misstatement or material breach related to this Purchase Agreement shall issue a notice to the other Party, including therein a summary of all known material details related to the claimed misstatement or breach. The party receiving such notice shall have twenty (20) business days to respond to such notice and dispute the claim or cure the claimed misstatement or breach by (a) putting the noticing Party in the same position it would have been if no misstatement or breach had occurred, or (b) paying the noticing Party for any direct damage for non-performance, subject to the terms and conditions of this Purchase Agreement.
5.11    Mitigation. Any party issuing a notice pursuant to Section 5.10 above shall use its best effort to mitigate its losses and limit the scope of any damages incurred by it in connection therewith.
5.12    Dispute Resolution. All disputes arising out of or in connection with this Purchase Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be San Francisco, California. The language of the arbitration shall be English. The arbitrators shall award the prevailing party, if any, as determined by the arbitrators, its attorneys’ fees and costs. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.
5.13    Limitation of Liability. NO PARTY SHALL BE LIABLE, UNDER ANY CIRCUMSTANCES WHATSOEVER, FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS PURCHASE AGREEMENT (INCLUDING LOSS OF BUSINESS, REVENUE, PROFITS, GOODWILL, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER THEY ARISE, WHETHER IN BREACH OF CONTRACT, BREACH OF WARRANTY OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIABILITY FOR DAMAGES WILL

BE LIMITED AND EXCLUDED UNDER THIS SECTION 5.13 EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR FAILS OF ITS ESSENTIAL PURPOSE.
5.14    Additional Terms Related to Parties’ Representations and Warranties.
5.14.1    Disclaimer of Additional Representations and Warranties. EXCEPT AS EXPRESSLY PROVIDED UNDER SECTION 3 AND SECTION 4, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER. EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
5.14.2    Exclusion and Limitation of Liability. Any claim for a breach of any representation or warranty set forth in Section 3 or Section 4 hereunder shall be excluded to the extent that the Party seeking to bring a claim had knowledge of the facts or circumstances underlying such claim. The total liability of each of AUO or SPTL for any claims regarding the representations and warranties pursuant to Section 3 and Section 4 hereunder, respectively, shall be limited to (A) the Purchase Price in respect of Section 3.3, and (B)$5,000,000 for all other subsections in Section 3 and Section 4.
5.15    Execution. This Purchase Agreement may be executed in two or more counterparts (including by a scanned and e-mailed pdf file), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
[Signatures follow]

IN WITNESS WHEREOF, AUO and SPTL have caused this Purchase Agreement to be signed by their respective duly authorized representatives as of the date first set forth above.

AU OPTRONICS SINGAPORE PTE. LTD. By: /s/PAUL SL PENG Name: Paul SL Peng Title: Director	SUNPOWER TECHNOLOGY LTD. By: /s/CHARLES D. BOYNTON Name: Charles D. Boynton Title: President, Chief Executive Officer, and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

EXECUTION VERSION

EXHIBIT A

Form of Guaranty
GUARANTY
This GUARANTY (this “Guaranty”) is made and entered into as of September 19, 2016, by and between SunPower Corporation, a Delaware corporation (the “Guarantor” or “SP Corp.”), to and for the benefit of each of AU Optronics Singapore Pte. Ltd., a company organized under the laws of Singapore (“AUO Singapore”) and AU Optronics Corp., a company organized under the laws of Taiwan (“AUO Taiwan” and, together with AUO Singapore, the “Beneficiaries” and each a “Beneficiary”)). Capitalized terms used but not specifically defined in this Guaranty shall have the meanings assigned to them in the Purchase Agreement (as defined below). Each reference herein to the “Beneficiary” shall be a reference to each of AUO Singapore and AUO Taiwan and each reference herein to the “Guarantor Subsidiary” shall be a reference to each of Guarantor Subsidiary 1 and Guarantor Subsidiary 2, in each case notwithstanding that certain references to “Beneficiary” or “Guarantor Subsidiary” hereunder are qualified by such language as “each,” “either” or “relevant.”
RECITALS
A.WHEREAS, (i) SunPower Technology, Ltd., a company organized under the laws of the Cayman Islands (the “Guarantor Subsidiary 1” or “SPTL”) and AUO Singapore entered into a Stock Purchase Agreement of even date hereof (the “Purchase Agreement”) (ii) SunPower Systems Sarl, a company organized under the laws of Switzerland (the “Guarantor Subsidiary 2” and together with Guarantor Subsidiary 1, the “Guarantor Subsidiaries” and each a “Guarantor Subsidiary”), and AUO Taiwan, entered into a Supply Agreement of even date hereof (the “Supply Agreement”), and (iii) SP Corp., Guarantor Subsidiary 1, Guarantor Subsidiary 2, SunPower Philippines Manufacturing Limited, a company organized under the laws of the Cayman Islands , AUO Singapore, AUO Taiwan, and AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing SDN.BHD.), a company incorporated under the laws of Malaysia (the “JVC” ) entered into a Settlement Agreement (the “Settlement Agreement”), of even date hereof;
B.    WHEREAS, pursuant to (i) the Settlement Agreement and Stock Purchase Agreement, the Guarantor Subsidiary 1 will purchase and AUO Singapore will sell to Guarantor Subsidiary 1 all of AUO Singapore’s shares of the JVC, and (ii) the Supply Agreement, Guarantor Subsidiary 2 will supply certain products and materials to AUO Taiwan;
C.    WHEREAS, pursuant to the Settlement Agreement, the Supply Agreement the Purchase Agreement, the obligations of the Guarantor Subsidiaries to (a) pay the Purchase Price (as defined in the Purchase Agreement) and (b) perform all obligations under the Supply Agreement, in each case to the respective Beneficiary, shall be guaranteed by Guarantor;
D.    WHEREAS, the Guarantor Subsidiaries are direct or indirect, wholly-owned subsidiaries of the Guarantor; and

E.    WHEREAS, the Settlement Agreement, Supply Agreement and Purchase Agreement require that this Guaranty be executed and delivered by the Guarantor on the date hereof;
AGREEMENT

NOW, THEREFORE, for valuable consideration and as an inducement to Beneficiaries and their affiliates, as relevant, to enter into the Settlement Agreement, Supply Agreement and Purchase Agreement, Guarantor covenants to the Beneficiaries as follows:
1.Guarantee of Obligations. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to each Beneficiary, its successors and permitted assigns, as primary obligor and not merely as surety, the full and timely performance when due, (i) all installment payments of the Purchase Price as defined in the Purchase Agreement required to be made by Guarantor Subsidiary 1 under the Purchase Agreement, as such payment obligations may be amended, modified or supplemented in accordance with the terms of the Purchase Agreement, by mutual agreement of the Guarantor Subsidiary 1 and AUO Singapore, (ii) the performance of all obligations of Guarantor Subsidiary 2 under the Supply Agreement, as such obligations may be amended, modified or supplemented in accordance with the terms of the Supply Agreement, by mutual agreement of the Guarantor Subsidiary 2 and AUO Taiwan, and (iii) all obligations, including payment of any costs and expenses required hereunder, of Guarantor under this Guaranty, or otherwise in accordance with law (such obligations under clauses (i) through (iii) above, collectively the “Guaranteed Obligations”). For the avoidance of doubt, the Guaranteed Obligations include all amounts that would become due under the Purchase Agreement or Supply Agreement, as relevant, notwithstanding the operation of an automatic stay under section 362(a) of the U.S. Bankruptcy Code of 1978 or any successor provision (the “U.S. Bankruptcy Code”). Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall not modify the Guaranteed Obligations under the Purchase Agreement or Supply Agreement, as applicable. This Guaranty is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising under the Purchase Agreement or Supply Agreement, as applicable, and shall remain in full force and effect for so long as they remain in effect under the Purchase Agreement or Supply Agreement, as applicable. Upon the occurrence of a Guaranty Default (as defined below), Guarantor shall, upon demand by the Beneficiary, pay or perform (or procure the payment or performance of) the Guaranteed Obligations in the respective Guarantor Subsidiary’s stead as if the Guarantor instead of the Guarantor Subsidiary were expressed to be the principal obligor of such Guaranteed Obligations. “Guaranty Default” means the occurrence of (a) the failure of Guarantor Subsidiary 1 to timely make any installment payments of the Purchase Price required to be made by Guarantor Subsidiary 1 under the Purchase Agreement; (b) any bank or financial institution accelerating any outstanding loan, debt or financial obligation in excess of an aggregate amount of $50,000,000 of SP Corp.; (c) SP Corp. filing for bankruptcy or commencing an insolvency proceeding, or a bankruptcy action or insolvency proceeding being filed or commenced against SP Corp. and not stayed or dismissed within ninety (90) days; or (d) pursuant to the Supply Agreement, the failure of Guarantor Subsidiary 2 to perform any of its obligations under the Supply Agreement. Guarantor shall provide Beneficiaries written notice, via personal delivery and electronic mail both, within two (2) business days of the occurrence of any Guaranty Default (and, for the avoidance of doubt, in the case of a bankruptcy action or insolvency proceeding against SP Corp., within two (2) business days of the initiation of any such proceeding). Notwithstanding anything to the contrary in the foregoing, a written waiver of any acceleration referred to in clause (b) of this paragraph by the person or entity to whom such loan, debt or financial obligation is owed shall be deemed a waiver of any acceleration hereunder resulting pursuant to clause (b) of this paragraph. SP. Corp. shall promptly provide a copy of such waiver.
2.    Nature of Guarantor’s Guaranteed Obligations under Supply Agreement. It is expressly understood and agreed by Guarantor that, to the extent Guarantor’s obligations hereunder relate to Guaranteed Obligations which require performance other than the payment of money, the Beneficiaries may proceed against Guarantor to effect specific performance thereof (to the extent such relief would be available to the Beneficiaries under the Supply Agreement) or for payment of damages (as limited by the Supply Agreement) resulting from the Guarantor Subsidiary 2’s nonperformance. For purposes of this Guaranty, procuring the performance shall be deemed to satisfy a requirement of specific performance. In the event the Guarantor Subsidiary 2 is the subject of a bankruptcy proceeding under applicable law, and the Supply Agreement is disaffirmed by the trustee in bankruptcy for the Guarantor Subsidiary 2, upon the Beneficiaries’ election, Guarantor shall, make and enter into a new contract performing or causing to be performed the balance of the Guaranteed Obligations pursuant to the Supply Agreement, which said new agreement shall be in form and substance substantially identical to the Supply Agreement.
3.    Payments. All payments required to be made by Guarantor to each Beneficiary under this Guaranty shall be made in United States dollars and shall be paid within thirty (30) business days after receipt by Guarantor from the respective Beneficiary of written demand for such payment and shall not be the subject of any offset against any amounts which may be owed by the Beneficiaries to Guarantor for any reason. Each and every default or failure by the Guarantor Subsidiary in making a payment or otherwise discharging or performing any of the Guaranteed Obligations shall give rise to a separate liability of such Guarantor Subsidiary to the relevant Beneficiary and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises.
4.    Costs, Expenses, Fees. Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by the Beneficiaries in enforcing this Guaranty, whether by suit or otherwise, to the extent the Beneficiaries are the prevailing party. The costs, expenses and fees required to be paid under the immediately preceding sentence include any increased tax obligations borne directly by the Beneficiaries in respect of the Guaranteed Obligations equal to the excess over any amounts for which the Beneficiaries would have been liable had the Guarantor Subsidiaries performed or made payment under the Guaranteed Obligations directly and without any demand under this Guaranty.
5.    Waiver of Defenses. The obligations of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional. The obligations of Guarantor shall not be affected, modified, impaired or prejudiced (i) by any security now or hereafter held by the Beneficiary as security for the obligations of the Guarantor Subsidiary; or (ii) by the happening from time to time of any one or more of the following whether or not with notice to or consent of the Guarantor Subsidiary or Guarantor:

(a)    the compromise, composition, settlement, release, change, modification, or termination of any of the Guaranteed Obligations, or any time, forbearance, extension or waiver granted to the Guarantor Subsidiary or any other person, provided that Guarantor’s obligations under this Guaranty shall be in respect of the Guaranteed Obligations in effect after giving effect to any such compromise, composition, settlement, release, change, modification or termination;
(b)    the waiver by the Beneficiary of the payment, performance or observance of any of the Guaranteed Obligations, provided that Guarantor’s obligations under this Guaranty shall be in respect of the Guaranteed Obligations in effect after giving effect to any such waiver;
(c)    the extension of time for payment of any amounts due or of the time for performance of any of the Guaranteed Obligations, provided that Guarantor’s obligations under this Guaranty shall be in respect of the Guaranteed Obligations in effect after giving effect to any such extension;
(d)    the modification or amendment (whether material or otherwise) of any of the Guaranteed Obligations, provided that Guarantor’s obligations under this Guaranty shall be in respect of the Guaranteed Obligations in effect after giving effect to any such modification or amendment, or restatement, replacement or novation of the Purchase Agreement or Supply Agreement or any other document, Guaranty or security so that references to the Purchase Agreement and Supply Agreement, as applicable, shall include each amendment, variation, restatement, replacement and novation;
(e)    the failure, omission, delay or lack on the part of the Beneficiary to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Supply Agreement, the Purchase Agreement or this Guaranty;
(f)    the fact that Guarantor may at any time in the future dispose of all or any part of its interest in a Guarantor Subsidiary, or otherwise alter its investment in Guarantor Subsidiary in any manner, unless (i) the Guaranty is expressly assumed by a successor to the Guarantor and (ii) such successor’s financial resources are, in the Beneficiary’ reasonable judgment, sufficient to enable the successor to satisfy Guarantor’s obligations under this Guaranty, it being understood that if the successor’s financial resources are at least as great as Guarantor’s as of the date hereof, then such resources will be deemed to be sufficient;
(g)    the avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any Guaranteed Obligation resulting from the bankruptcy, insolvency, receivership, winding up, dissolution, liquidation, administrations, reorganization or other similar or dissimilar failure or financial disability of Guarantor Subsidiary or Guarantor or any legal limitation, disability, incapacity, or any law, regulation or order, or other circumstances relating to the Guarantor Subsidiary or Guarantor;
(h)    if at any time there is any additional guarantor, maker or other party (excluding each Guarantor Subsidiary) primarily or secondarily liable or responsible for the performance and observance of any of the Guaranteed Obligations, the addition, substitution or partial or entire release of any such party, or any extension, waiver, amendment or thing whatsoever which may release or discharge (in whole or part) any such party (other than as a result of the payment and performance of the Guaranteed Obligations in full);
(i)    the invalidity, illegality, nonbinding effect or unenforceability of (x) the Guaranteed Obligations or (y) the Purchase Agreement, the Settlement Agreement and the Supply Agreement, each in its entirety, to the intent that the Guarantor’s obligations under this Guaranty shall remain in full force and be construed accordingly, as if there were no invalidity, illegality, nonbinding effect or unenforceability, except to the extent that a final, binding determination of such invalidity, illegality, nonbinding effect or unenforceability has been made by an arbitration panel or court of competent jurisdiction or a determination by such a court sitting in equity that Guarantor has shown a substantial likelihood of success on the merits that the obligation sought to be enforced by the Beneficiary is invalid, illegal, nonbinding or unenforceable;
(j)    the taking, variation, compromise, exchange, renewal, addition, substitution, subordination, non-perfection or partial or entire release of any security for the Guaranteed Obligations or the enforcement or refusal or neglect to perfect or enforce any such security, or the non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(k)    any sale, lease or transfer of the assets or change in the ownership of any shares in the capital of the Guarantor; or
(l)    any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Guarantor Subsidiary or any other person.
6.    Waiver of Subrogation. Guarantor irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Guarantor Subsidiary with respect to the Guaranty, whether such rights arise under an express or implied contract or by operation of law, until all of the Guaranteed Obligations shall have been indefeasibly paid or performed in full or this Guaranty shall otherwise no longer be in force or effect. Accordingly, Guarantor shall not be deemed to be a “creditor” (as defined in section 101 of the U.S. Bankruptcy Code or any other applicable law) of Guarantor Subsidiary by reason of the existence of this Guaranty in the event that Guarantor Subsidiary becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable law, until all of the Guaranteed Obligations shall have been indefeasibly paid or performed in full or this Guaranty shall otherwise no longer be in force or effect. In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all of the Guaranteed Obligations shall have indefeasibly been paid or performed in full or this Guaranty shall otherwise no longer be in force or effect. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all Guaranteed Obligations related to payment shall not have been indefeasibly paid in full or this Guaranty shall otherwise no longer be in force or effect, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Beneficiaries and applied to such Guaranteed Obligations.
7.    Election of Remedies. The Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against

Guarantor for recovery of the total of any and all amounts due to the Beneficiary pursuant to this Guaranty, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary obligations, as the Beneficiary may determine.
8.    Bankruptcy Proceedings. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of either Guarantor Subsidiary, or by any defense which either Guarantor Subsidiary may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.
9.    Waivers. With respect to all Guaranteed Obligations, this is a guarantee of payment and performance and not of collection, and Guarantor hereby waives and relinquishes the rights and remedies accorded by applicable law to sureties or guarantors (but not remedies accorded to primary obligors), and agrees not to assert or take advantage of any such rights or remedies, to the extent set forth in this Section 9:
(a)    any right to require the Beneficiary to proceed against Guarantor Subsidiary or any other person or to proceed against or exhaust any security held by the Beneficiary at any time or to pursue any other remedy in the Beneficiary’s power before proceeding against Guarantor;
(b)    any defense based upon any right of setoff, counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to the Guarantor by the Guarantor Subsidiary or any other person;
(c)    any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person, or in the event Guarantor Subsidiary is the subject of a bankruptcy proceeding under applicable law, the failure of the Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding arising from or addressing the insolvency of Guarantor Subsidiary);
(d)    promptness, diligence, demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional Guaranteed Obligations or of any action or non-action on the part of Guarantor Subsidiary, the Beneficiary, any creditor of Guarantor Subsidiary or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Beneficiary as collateral or in connection with any Guaranteed Obligations hereby guaranteed;
(e)    any duty on the part of the Beneficiary to disclose to Guarantor any facts the Beneficiary may now or hereafter know about Guarantor Subsidiary, regardless of whether the Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of

Guarantor Subsidiary and of all circumstances bearing on the risk of non- payment of any Guaranteed Obligations hereby guaranteed; and
(f)    any defense arising because of the exercise of any right or remedy available to, or election made by, the Beneficiary pursuant to the U.S. Bankruptcy Code, whether as an unsecured or undersecured creditor, seeking adequate protection, or otherwise.
10.    No Marshaling. Except to the extent required by applicable law, the Beneficiary will not be required to marshal any collateral securing, or any other guaranties of, the Guaranteed Obligations, or to resort to any item of collateral or any other guarantee in any particular order, and the Beneficiary’s rights with respect to any collateral and guaranties will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guaranties or any other law which might cause a delay in or impede the enforcement of the Beneficiary’s rights under this Guaranty or any other agreement.
11.    Successors and Assigns. This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that except as set forth in Section 17, Guarantor may not make an assignment or other transfer of this Guaranty or any interest herein by operation of law or otherwise unless it has obtained the prior written consent of the Beneficiary to such assignment or other transfer.
12.    Tolling. Guarantor agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations, the Supply Agreement or the Purchase Agreement shall also toll the statute of limitations applicable to Guarantor’s liability under this Guaranty.
13.    Representations and Warranties. Guarantor represents and warrants to and with the Beneficiary that:
(a)    Guarantor is a corporation duly organized, validly existing, authorized to do business and in good standing under the laws of Delaware;
(b)    Guarantor has the requisite corporate power and authority to own its property and assets, transact business in which it is engaged and to enter into this Guaranty and carry out is obligations hereunder;
(c)    the execution and delivery of this Guaranty and its performance have been duly authorized by all necessary corporate action on the part of Guarantor and no other corporate proceedings on the part of Guarantor or its affiliates are necessary to authorize this Guaranty or the transactions contemplated thereby;
(d)    this Guaranty is the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the application of bankruptcy and similar laws and of general equitable principles;

(e)    the execution, delivery and performance of this Guaranty do not violate any law or any provision of any security issued by the Guarantor or of any agreement, instrument or undertaking to which the Guarantor is a party or by which it or any of its property is bound, and do not require any license, consent, authorization or approval of, or any notice to or filing with, any governmental authority;
(f)    it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial or otherwise) of the Guarantor Subsidiary and its respective properties on a continuing basis, and Guarantor is completely familiar with the business, operations and condition (financial and otherwise) of the Guarantor Subsidiary and its respective properties; and
(g)    the execution, delivery, and performance of this Guaranty does not and will not (i) result in a default, breach or violation of the organizational documents of Guarantor, or (ii) constitute an event which would permit any person or entity to terminate rights or accelerate the performance or maturity of any indebtedness or obligation of Guarantor, the effect of which would materially affect Guarantor’s ability to meet its obligations under this Guaranty, or (iii) constitute an event which would require any consent of a third party or under any agreement to which Guarantor is bound, the absence of which consent would materially and adversely affect Guarantor’s ability to meet its obligations under this Guaranty.
14.    Consents, Compliance with Laws, Delivery of Information. Guarantor agrees that:
(a)    It will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any that may become necessary in the future for the payment and performance of the Guaranteed Obligations; and
(b)    It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform the Guaranteed Obligations.
15.    Termination; Reinstatement of Guaranty.
(a)    This Guaranty will remain in full force and effect until payment or performance in full of the Guaranteed Obligations, provided that, notwithstanding anything to the contrary, this Guaranty shall cease to be effective upon valid termination of the Purchase Agreement as provided in Section 15 of the Settlement Agreement.
(b)    Notwithstanding the provisions of Section 15(a), this Guaranty shall be reinstated if at any time following the termination of this Guaranty under Section 15, any payment by Guarantor or the Guarantor Subsidiary of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or other Person upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Guarantor Subsidiary, Guarantor or otherwise, and is so rescinded or returned to the party or parties making such payment, all as though such payment had not been made. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Section 15.
(c)    This Guaranty shall remain in effect notwithstanding any assignment of the Supply Agreement or Purchase Agreement to any Person in accordance with the terms of such agreements. Upon request by the Beneficiary after any such assignment, Guarantor shall acknowledge the continuing effectiveness of this Guaranty notwithstanding such assignment.
16.    Further Assurances. The Guarantor and each Beneficiary shall cooperate and take such action as may be reasonably requested by any of the others in order to carry out the provisions and purposes of this Guaranty and the transactions contemplated hereby.
17.    Assignment. The obligations of the Guarantor hereunder may not be assigned without the prior written consent of the Beneficiary. Subject to the foregoing, this Guaranty and all of the provisions hereof shall be binding upon and inure to the benefit of the Beneficiary and, except as provided in this Guaranty, its successors and assigns.
18.    General. This Guaranty shall bind Guarantor and its successors and assigns, and the benefits hereof shall inure to the benefit of the Beneficiary and their successors and assigns. All reference herein to a “Guarantor” and the “Beneficiary” shall be deemed to apply to the Guarantor and the Beneficiary, respectively, and to their respective successors and assigns.
19.    Entire Agreement. This Guaranty constitutes the entire agreement with respect to this Guaranty and supersedes any other agreements, whether written or oral, that may have been made or entered into between the Beneficiary and Guarantor or by any office or officer of such parties relating to the subject matter hereof. No oral or written amendment or modification of this Guaranty by any officer, agent, member, manager or employee of the Beneficiary or Guarantor, either before or after execution of this Guaranty, shall be of any force or effect unless such amendment or modification is in writing and is signed by a duly authorized representative of the party to be bound thereby. For the avoidance of doubt, nothing in this Guaranty amends, restates or modifies any provision or term of the Transaction Documents (as defined in the Purchase Agreement).
20.    Amendment and Modification. This Guaranty may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in writing executed by the Guarantor and each Beneficiary. In the event of any waiver of any provision of this Guaranty, the remainder of this Guaranty shall not be affected. No waiver of any of the provisions of this Guaranty will be deemed to be or will constitute a continuing waiver unless otherwise provided therein. No course of dealing or course of conduct between or among any Persons having any interest in this Guaranty will be deemed effective to modify, amend or waive any part of this Guaranty or any rights or obligations of any Person under or by reason of this Guaranty.
21.    Severability. The invalidity or unenforceability of any portion or provision of this Guaranty shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Guaranty and the balance of this Guaranty shall be construed and enforced as if this Guaranty did not contain such invalid or unenforceable portion or provision. If any such provision of this Guaranty is so declared invalid, the parties hereto shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Guaranty as near as possible to its original intent and effect.
22.    Notices. Except as set forth in Section 1 above, all notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by facsimile, to the Guarantor and the Beneficiaries at the addresses shown below, or to such other address as may be designated by written notice given by the applicable Person to the others. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, fourteen (14) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by facsimile.
(i)    To the Guarantor:
SunPower Corporation
77 Rio Robles
San Jose, CA 95134
U.S.A.
Attention: General Counsel
(Email: litigationmgmt@sunpower.com)
Facsimile: +1-408-240-5400

(ii)    To AUO Singapore:
AU Optronics Singapore Pte. Ltd.
c/o AU Optronics Corporation
No.1, Li-Hsin Rd. 2
Hsinchu Science Park
Hsinchu 30078, Taiwan
Attention: General Counsel
(Email: hank.m.liu@auo.com)
Facsimile: +886-3-563-2871

(iii)    To AUO Taiwan:
AU Optronics Corp.
No.1, Li-Hsin Rd. 2
Hsinchu Science Park
Hsinchu 30078, Taiwan
Attention: General Counsel
(Email: hank.m.liu@auo.com)
Facsimile: +886-3-563-2871

23.    Interpretation. In this Guaranty: (i) headings are for convenience of reference only and shall not affect the interpretation of the provisions of this Guaranty except to the extent that the context otherwise requires; (ii) words importing the singular shall include the plural and vice versa; (iii) words denoting individuals shall include any form of entity and vice versa; (iv) words denoting any gender shall include all genders; (v) where any act, matter or thing is required by this Guaranty to be performed or carried out on a certain day and that day is not a Business Day, then that act, matter or thing shall be carried out or performed on the next following Business Day; (vi) unless specified otherwise, any reference herein to any Section shall be deemed to be a reference to a Section of this Guaranty; (vii) any reference to any agreement, document or instrument shall refer to such agreement, document or instrument as amended, modified or supplemented; and (viii) the words “include,” “including” and the derivations thereof shall not be limiting and shall be deemed to be followed by the phase “without limitation.”
24.    Governing Law and Dispute Resolution. This Guaranty and all disputes arising out of or in connection with this Guaranty shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California, without regard to conflicts of laws principles. All disputes arising out of or in connection with this Guaranty shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be San Francisco, California. The language of the arbitration shall be English. The arbitrators shall award the prevailing party, if any, as determined by the arbitrators, its attorneys’ fees and costs. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Notwithstanding the agreement to arbitrate, for the exclusive benefit of the Beneficiaries, the parties agree that the Beneficiaries shall have the exclusive right, at their option, to apply to the federal or state courts of California to settle any disputes which may arise out of this Guaranty.
25.    Counterparts. This Guaranty may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
26.    Remedies. If the Guarantor breaches or threatens to commit a breach of its obligations under this Guaranty, any Beneficiary injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by Law, including recovery of damages, will be entitled to specific performance of its rights under this Guaranty. The Guarantor agrees that the provisions of this Guaranty shall be specifically enforceable, it being agreed that the remedy at law, including monetary damages, for breach of such provision may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived.

27.    No Waiver. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary at any time or from time to time. No waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by the Beneficiary.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be signed by its duly authorized representative as of the date first set forth above.
SUNPOWER CORPORATION
By: ___________________________
Name:    Charles D. Boynton
Title:    Vice President and Chief Financial Officer
ACCEPTED AND AGREED:     AUO Singapore
By: ___________________________
Name: Paul SL Peng
Title: Director

AUO Taiwan
By: ___________________________
Name: Paul SL Peng
Title: CEO & Chairman

[Signature Page to Guaranty]